Exhibit 99.1

Optimer Pharmaceuticals Reports First Quarter 2012 Financial Results

31% Net Sales Increase Puts Optimer on Track to Achieve First Year Sales Target Under Cubist Co-Promote Agreement

Webcast and conference call today at 5:00 p.m. EDT

SAN DIEGO, May 10, 2012—Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) today announced the Company’s financial results for the quarter ended March 31, 2011.

First Quarter 2012 Financial Highlights

•                  DIFICID® first quarter net sales increased 31% over fourth quarter 2011 to $14.4 million

•                  Inventory levels of DIFICID at wholesalers remain within the targeted range

•                  Optimer anticipates achieving first year DIFICID sales target under Cubist co-promotion agreement and began accruing a pro rata portion of Cubist incentive payments

•                  OBI financial statements deconsolidated during the first quarter, resulting in the recognition of a $23.8 million gain

•                  Net loss for the first quarter was $10.9 million, or $0.23 per share

•                  19% increase reported in DIFICID treatments shipped by wholesalers in the first quarter to hospitals, retail pharmacies and long-term care facilities to 5,542 treatments

“An increase in DIFICID net sales of 31% in the first quarter of 2012 compared to the fourth quarter of 2011 demonstrates the continued momentum and direction of the launch and puts us on track to meet or exceed the first year sales target established under our Cubist co-promote agreement,” said Pedro Lichtinger, President and CEO of Optimer. “Our growth trajectory was very strong for our second full quarter of product sales since the launch of DIFICID last July, benefiting from rapid formulary adoption and patient access. This early success allows us to focus on pull through within the approximately 700 hospitals where DIFICID is already on formulary while continuing efforts to add DIFICID to formularies at remaining targeted hospitals.”

Financial Overview

For the first quarter of 2012, total revenues were $14.4 million, compared to $69.3 million for the first quarter of 2011. The decrease was attributable to a $69.2 million upfront payment received in the first quarter of 2011 from a collaboration agreement with Astellas Pharma Europe, offset by $14.4 million of net product sales in the first quarter of 2012.

DIFICID net product sales were $14.4 million for the first quarter 2012, compared to no DIFICID sales in the first quarter of 2011. Optimer recognizes product sales of DIFICID upon delivery of product to its wholesalers.

Optimer reported a net loss for the first quarter of 2012 of $10.9 million, or $0.23 per share, on both a basic and diluted basis, as compared to net income for the first quarter of 2011 of $45.1 million, or $1.06 and $1.04 per share on a basic and diluted basis, respectively.

Included in the net loss is a reportable gain of $23.8 million due to the deconsolidation of Optimer Biotechnology, Inc., or OBI, a Taiwanese subsidiary of Optimer. The deconsolidation was a result of OBI’s February 2012 financing, in which Optimer did not participate, and Optimer’s sale of 1.5 million shares of OBI common stock. Optimer’s ownership interest in OBI was reduced to 43%, a minority, non-controlling interest, and it was determined that consolidated financial reporting was no longer appropriate. As of the date of the deconsolidation, February 7, 2012, Optimer will account for its investment in OBI under the equity method and accordingly it recognized its share of losses at OBI in the amount of $485,969 for the period from February 7, 2012 through March 31, 2012.

Selling, general and administrative expense for the three months ended March 31, 2012 and 2011 was $35.6 million and $11.8 million respectively, an increase of $23.8 million. The increase is primarily due to larger commercial infrastructure to support the DIFICID launch as well as the accrual of $9.2 million of expenses payable to Cubist, including service fees and prorated incentive payments related to the expected achievement of the first year DIFICD sales target established in the agreement.

Research and development expense for the three month periods ended March 31, 2012 and 2011 was $11.1 million and $8.4 million, respectively, an increase of $2.7 million. The increase was primarily due to higher health economics and outcomes research, medical affairs, medical education, pharmacovigilance, and publication expenses related to the commercialization of DIFICID.

As of March 31, 2012, Optimer held cash, cash equivalents and short-term investments of $71.0 million, which did not include any of OBI’s cash, cash equivalents or short-term investments due to the deconsolidation during the first quarter of 2012.   Optimer had 46,722,617 shares outstanding as of March 31, 2012.

DIFICID Launch Update

For the quarter ended March 31, 2012, Optimer recorded approximately $16.5 million in DIFICID gross sales, representing 5,874 treatments shipped to wholesalers. DIFICID first quarter net sales were $14.4 million, a 31% increase over fourth quarter 2011 net sales.

Further, 5,542 DIFICID treatments were shipped from wholesalers to hospitals, retail pharmacies and long-term care facilities in the first quarter, reflecting a 19% increase over the prior quarter.

Additionally, as of March 31, 2012:

•                  Inventory levels at wholesalers remain within the range of 14 to 28 days of demand

•                  Approximately 1,700 hospitals had ordered DIFICID

•                  Approximately 71% of hospitals covered by Optimer have reordered DIFICID

•                  The number of target hospitals including DIFICID on their formularies is approaching 700

Optimer continues to improve patient access to DIFICID:

•                  Approximately 94% of all commercial lives and 78% of Medicare Part D lives in the United States currently have formulary payer access to DIFICID.  By third quarter 2012, Optimer expects to obtain formulary access for another 2 million Medicare Part D lives

•                  In the first quarter 2012, the majority of commercial and Medicare Part D prescriptions filled, which represents 71% and 84% respectively, had prescription co-pays of $50 or less for DIFICID.  This is a 26% increase in the number of patients from fourth quarter 2011 for commercial and a 24% increase for Medicare Part D

•                  Via contracting efforts, Optimer expects to facilitate access to over 1 million of 1.7 million long-term care beds by November 2012

“Patient access to DIFICID continues to improve on several fronts, including the expansion of hospital formulary coverage, inclusion in commercial and Medicare plans, and through the establishment of access with long-term care group purchasing organizations,” said Pedro Lichtinger, President and CEO of Optimer.

Recent Business Highlights

•                  During the first quarter of 2012, OBI issued additional shares of common stock.  As a result of this transaction Optimer’s position as a majority shareholder was reduced to a minority non-controlling position of 43% and the financial reporting of OBI was deconsolidated

•                  In March 2012, Optimer entered into collaboration and supply agreements with Astellas Pharmaceuticals to develop and commercialize fidaxomicin tablets in Japan. As part of the collaboration agreement, Optimer is eligible to receive up to $90 million US dollars, including a $20 million upfront cash payment received  in April

•                  In March 2012, The Lancet Infectious Diseases published results from the second Phase 3 trial of fidaxomicin confirming the comparable initial and superior rate of sustained clinical response at 25 days after treatment with DIFICID tablets compared to oral vancomycin in adult patients with Clostridium difficile infection

•                  In April 2012,  a post-hoc subgroup analysis of adult cancer patients being treated for Clostridium difficile-associated diarrhea (CDAD)  in Optimer’s two large, multinational, Phase 3 trials was presented at the 22nd European Congress of Clinical Microbiology and Infectious Diseases (ECCMID) annual meeting. Results from the analysis demonstrated that cancer patients with CDAD in these trials had higher clinical cure rates, better sustained response and lower recurrence when treated with DIFICID tablets compared to oral vancomycin

Conference Call and Webcast

Optimer will host a conference call and webcast to discuss its first quarter financial results and to provide a corporate update today at 5:00 p.m. Eastern time (2:00 p.m. Pacific time).

The conference call may be accessed by dialing (877) 280-7280 for domestic callers and +1 (678) 825-8232 for international callers. Please specify to the operator that you would like to join “Optimer’s Financial Results Call.”  The conference call will be webcast live under the Investors section of Optimer’s website at www.optimerpharma.com, where it will be archived for 30 days following the call.

About Optimer Pharmaceuticals
Optimer Pharmaceuticals, Inc. is a global biopharmaceutical company focused on discovering, developing and commercializing innovative hospital specialty products that have a positive impact on society. Optimer developed and is commercializing DIFICID® (fidaxomicin) tablets, an FDA-approved antibacterial drug for the treatment of adult patients with Clostridium difficile-associated diarrhea (CDAD). Optimer has also received marketing authorization for fidaxomicin tablets in the European Union under the trade name DIFICLIR™. The company is seeking marketing authorization for fidaxomicin in Canada and is exploring marketing authorization in other parts of the world where C. difficile has emerged as a serious health problem, including Asia. Additional information can be found at http://www.optimerpharma.com.

Forward-Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation statements related to Optimer’s expectations of future sales and adoption of DIFICID, projections regarding the results and trends of the DIFICID launch, Optimer’s expectation that sales targets will be achieved under its co-promotion agreement with Cubist, and patient access to DIFICID, including the number of projected long-term care beds having access to DIFICID by November 2012 and Optimer’s expectations regarding formulary access for Medicare Part D lives. Words such as “believes”, “would”, “anticipates”, “plans”, “expects”, “may”, “intend”, “will”, and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. These forward-looking statements are based on management’s expectations on the date of this release. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: Optimer’s ability to continue driving adoption and use of DIFICID, the implementation and success of DIFICID growth initiatives and entry into new markets, whether healthcare professionals will prescribe DIFICID, the extent to which DIFICID receives reimbursement coverage from healthcare payers and government agencies, the extent to which DIFICID will be accepted on additional hospital formularies and the timing of hospital formulary decisions, Optimer’s ability to successfully coordinate commercialization efforts with Cubist Pharmaceuticals under its co-promotion agreement, whether Optimer will be able to realize expected benefits under its co-promotion agreement with Cubist and its collaboration agreements with

Astellas, the fact that past results may not be predictive of future results or performance, the possibility of alternative means of preventing or treating CDAD impacting adoption and sales of DIFICID, Optimer’s ability, through its third party manufacturers and logistics providers, to maintain a sufficient supply of DIFICID to meet demand, DIFICID’s ability to compete against lower-priced generic products and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date of this release, and Optimer undertakes no obligation to update or revise these statements, except as may be required by law.

Contacts
Optimer Pharmaceuticals, Inc.
David Walsey, Vice President, Investor Relations and Corporate Communications
858-964-3418

Canale Communications, Inc.
Jason I. Spark, Senior Vice President
619-849-6005

Optimer Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	March 31,
	2012	2011

Revenues:
Product, net	$14,380,541	$—
Licensing	—	69,165,000
Research grants and collaborative agreement	2,106	111,639
Total revenues	14,382,647	69,276,639
Cost and expenses:
Cost of licensing	—	4,273,532
Cost of product sales	2,284,260	—
Research and development	11,067,967	8,378,009
Selling, general and administrative	25,522,282	11,806,275
Co-promotion expenses with Cubist	10,081,583	—
Total operating expenses	48,956,092	24,457,816
Income (loss) from operations	(34,573,445)	44,818,823
Gain on deconsolidation of OBI	23,782,229	—
Loss related to equity method investment	(485,969)	—
Interest income (loss) and other, net	76,387	23,242
Consolidated net income (loss)	$(11,200,798)	$44,842,065
Net loss attributable to noncontrolling interest	280,344	290,805
Net income (loss) attributable to Optimer Pharmaceuticals, Inc.	$(10,920,454)	$45,132,870
Net income (loss) per share - basic	$(0.23)	$1.06
Net income (loss) per share - diluted	$(0.23)	$1.04
Weighted average number of shares used to compute net income (loss) per share - basic	46,722,617	42,661,533
Weighted average number of shares used to compute net income (loss) per share - diluted	46,722,617	43,399,798

Comprehensive income (loss)	$(10,187,404)	$45,081,207

Optimer Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

	March 31	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$22,232,400	$31,787,512
Short-term investments	48,772,817	78,791,066
Trade accounts receivable, net	5,348,118	6,563,645
Accounts receivable, other	53,490,730	52,289,290
Inventory	5,869,326	3,947,380
Prepaid expenses and other current assets	2,683,572	3,781,830
Total current assets	138,396,963	177,160,723
Investment in OBI	29,213,896	—
Property and equipment, net	3,418,935	2,590,715
Long-term investments	882,000	882,000
Other assets	1,424,724	1,389,734
Total assets	$173,336,518	$182,023,172

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,810,199	$9,860,462
Accrued expenses	27,988,106	21,447,544
Total current liabilities	35,798,305	31,308,006
Deferred rent	148,246	151,141
Stockholders’ equity	137,389,967	150,564,025
Total liabilities and stockholders’ equity	$173,336,518	182,023,172